KPMG Peat Marwick LLP
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                        Independent Auditors' Consent




The Board of Directors
Allianz Life Insurance Company of North America:


We consent to the use of our report, dated January 20, 1995, on the financial statements of Allianz Life Variable Account B and our report dated February 7, 1995, on the consolidated financial statements of Allianz Life Insurance Company of North America and subsidiaries included herein and to the reference to our Firm under the heading "EXPERTS".



                                              KPMG Peat Marwick LLP




Minneapolis, Minnesota
October 20, 1995









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